EXHIBIT 10.17



                     EMPLOYMENT AGREEMENT WITH FRED G. LUKE


                              EMPLOYMENT AGREEMENT



         This EMPLOYMENT  AGREEMENT is made this 1st day of January, 1995 by and between Fred G. Luke, an individual with offices at 2 Park Plaza, Suite 470, Irvine, California 92714 ("Employee") and Hart Industries Inc., a Utah corporation ("the Company"), with its principal offices at 1 Park Plaza, Suite 600, Irvine, CA 92714

         WHEREAS,   Employee  has  over  25  years  of  experience  in  mergers, acquisitions, and corporate finance and management; and,

         WHEREAS, the Company desires to employ Employee to serve the Company on the Company's Board of Directors and as its Chief Executive Officer, and to provide advice concerning mergers and acquisitions, corporate finance, day to day management, guidance with respect to general business decisions, and other duties commonly performed by the Chief Executive Officer of a publicly-held company.

         NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and Employee agree as follows:

1.       Employment

         The Company hereby employs  Employee as the Company's  Chief  Executive
         Officer, to provide the Company with advice and services, on an as-needed basis, effective the date hereof and continuing through the Employment Period (as defined below).

2.       Scope of Services

         The services to be provided by Employee under this Agreement shall be all those necessary or proper to evaluate and advise on transactions between the Company and third parties.

3.       Term of Employment

         This Agreement shall have an initial term of five (5) years (the "Employment Period"). Thereafter, this Agreement will automatically be extended on a year-to-year basis unless Employee or the Company shall serve written notice on the other party terminating the Agreement; provided, however, that Employee and the Company shall agree in writing as to Employee's continuing compensation. Notice to terminate shall be in writing and shall be delivered at least ten (10) days prior to the end of the Employment Period, as extended, as provided herein.

4.       Duties of Employee

         Employee shall devote that amount of time, as necessary, on a monthly basis, to fulfilling his obligations under this Agreement. The particular amount of time may vary from day to day or week to week. The Company understands that Employee serves as an officer and/or director for other companies which require some of Employee's professional time but which do not conflict

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         with Employee's obligations hereunder.  Employee agrees that he will at all times, faithfully and to the best of his experience, ability, and talents, perform all the duties required of him under this Agreement.

5.       Compensation

         Compensation to Employee for services provided pursuant to this Agreement shall consist of the following:

          A) Fixed Annual Compensation. In consideration for the Services provided hereunder, the Company shall pay to Employee an annual salary ("Fixed Annual Compensation") at the rate of $54,000 per annum. Fixed Annual Compensation payable to Employee by the Company hereunder shall be paid at such times and in such amounts as the Company may designate in accordance with the Company's usual practices, but in no event less than once monthly.

          B) Compensation Pool. In addition to the Fixed Annual Compensation, Employee shall be entitled to participate in the profits of the Company by way of a Compensation Pool Agreement, a copy of which is attached hereto as Exhibit "A" (the "Compensation Pool").

               The Company shall account to Employee no less frequently than quarterly with respect to the Compensation Pool beginning with the Effective Date and continuing for a period of five (5) years thereafter. Statements, which shall be accompanied by payments of any amounts shown to be due Employee, shall be delivered to Employee within forty-five (45) days following the close of the applicable accounting period (60 days with respect to annual accountings). Employee shall have the right, exercisable not more frequently than once annually, to audit the Company's books and records, which audits shall be performed by a reputable firm of certified public accountants and which shall not unreasonably interfere with the operation of the Company's business.

          C) Business Expense Reimbursement. Employee shall be entitled to an aggregate of $1,000 ------------------------------ per month for employee business expenses in excess of those for which Employee makes an accounting to the Company. To the extent that Employee does not utilize all or any portion of the foregoing expense reimbursement account in any given month, the unused amount shall be cumulated and carried forward from month-to-month until used. Employee shall also be entitled to reimbursement of all reasonable and customary business travel and entertainment expenses for which Employee makes an adequate accounting to the Company. The determination of the adequacy of the accounting and reasonableness of the expenses shall be within the reasonable discretion of the Company's independent certified accountants taking into consideration the substantiation requirements of the Internal Revenue Code of 1986, as amended (the "Code"). If verification is provided, the non-deductibility of such expenses for tax purposes shall not affect Employee's right to reimbursement.

          D) Additional Incentive Compensation. In addition to the Fixed Annual Compensation and the Compensation Pool (if any) to be provided hereunder to Employee by the Company, the Company shall provide Employee with such additional incentive compensation

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          ("Additional Incentive  Compensation") in the form of cash, securities of the Company, stock options or a deferred compensation arrangement customarily utilized for top management executives in the leisure and entertainment industries, and shall include but not be limited to the following:

          i) Life Insurance Policy - a split rate life insurance policy for the benefit of --------------------- Employee in the amount of not less than $1,000,000 (the "Life Insurance Policy"). The Company agrees to make all premium payments under the Life Insurance Policy. Employee shall be entitled to name the Luke Family Trust u/t/d May 20, 1990 (the "Trust"), the Alison Noelle Luke Trust (the "Alison Trust") or the Lindsey Marie Luke Trust (the "Lindsey Trust"), or in combination of them, as the beneficiary or beneficiaries of such policy. Upon the death of Employee during the Initial Employment Period of this Agreement, and upon the payment of benefits pursuant to the Life Insurance Policy, such benefits shall be allocated as follows: (i) the Company shall be entitled to reimbursement of all premiums actually paid under such policy plus six percent (6%) per annum interest on such amounts actually paid, and (ii) the beneficiary or beneficiaries named under such policy shall be entitled to receive the remainder of such benefits. Employee agrees that the Company may secure additional insurance on Employee's life for the benefit of the Company and that Employee shall cooperate with the Company in connection with the application process for such insurance.

          ii) Directors and Officers Liability Insurance - insurance generally maintained for by ------------------------------------------
               publicly-held companies for the benefit of their directors and officers against all costs, charges and expenses whatsoever incurred or sustained in connection with any action, suit or proceeding to which such officers or directors may be made a party by reason of being or having been a director or officer. Such insurance coverage shall be provided by the Company and the Company shall use its best efforts to cause such insurance to be maintained in effect for not less than six (6) years from the date of termination of this Agreement, or from the date of a change in control (as defined herein), whichever is the longer period, and containing terms and conditions that are acceptable to Employee.

          iii) Fringe Benefits. In addition to the foregoing, upon request by Employee, --------------- Employee shall receive and shall continue to receive such fringe benefits ("Fringe Benefits") as he now enjoys and as shall become available in the future to those with similar executive positions in the leisure and entertainment industries, including without limitation: (i) club memberships (including initiation fees, annual dues and other recurring expenses) in an amount not to exceed $20,000 in each year of the Initial Employment Period; (ii) first-class air travel and private air travel (if first class air travel is not practicable in Employee's sole judgment) for all trips made by Employee outside of the United States in connection with the Services provided to the Company; (iii) the lease of an automobile of Employee's choice for use by Employee, and reimbursement for all expenses incurred in connection with such automobile, and (iv) reimbursement of Employee's personal legal and accounting expenses related to Employee's association with the

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               Company  in an amount  not to exceed  $50,000 in each year of the
               Initial Employment Period.

          iv) Stock Option. The Company agrees to execute with Employee a Stock Option ------------ Agreement (the "Option") in which the Company will grant Employee stock options to purchase One Million
               (1,000,000) shares of common stock of the Company (the "Option Shares") at one hundred ten percent (110%) of the Market Value (as defined herein) as of the date of the Option. Such Options shall vest to Employee immediately upon execution of the Option. In the event of any change in the common stock of the Company by reason of stock dividends, stock splits, reverse stock splits, spin-offs, mergers, recapitalizations, combinations, conversions, exchanges of shares or the like or the issuance of shares of common stock or any class of securities directly or indirectly convertible into or exchangeable for common stock after the date hereof, the number and kind of shares subject to the Option shall be appropriately adjusted.

               For the purpose of this Agreement, "Market Price" shall mean the average bid price on the date of exercise of the Option, or any portion thereof, or, in case no sale takes place on such day, the closing bid price for the last executed trade, in each case on NASDAQ or the securities exchange to which the shares of common stock of the Company (or its successor, if any) are listed or admitted to trading or, if not listed or admitted to trading, the average of the closing bid price as furnished by two members of the National Association of Securities Dealers Inc. selected by Employee for that purpose. In the absence of one or more such quotations, the Market Price shall be based upon the book value per share calculated on the basis of the Company's most recent financial statements.

6.       Registration of the Company Shares

         The Company will register the Option Shares with the Securities and Exchange Commission on a Form S-1 or other applicable registration statement within one (1) year from the date hereof. Option Shares issued prior to registration will be done so only in reliance on exemptions from registration provided by Section 4(2) of the Securities Act of 1933 (the "Act"), Regulation D of the Act, and applicable state securities laws. Such issuance shall be in reliance on representations and warranties of Employee set forth below, to be updated upon exercise.

7.       Opportunities Rejected by the Company

         Opportunity Compensation. If, commencing July 1, 1993, during the Initial Employment Period, because of the Company's financial condition, the Board elects not to proceed to acquire any project or potential acquisition submitted, identified and/or selected by Employee, then Employee, upon notification to the Company's Board, shall be entitled to submit the project elsewhere (a "Opportunity") and Employee shall be entitled to any and all fees or profits resulting from Employee's referral or placement of such Opportunity (the "Opportunity Compensation"); provided, however, that (i) Opportunity Compensation shall be limited to four (4) Opportunities in each calendar year during the Initial Employment Period; (ii) Employee's efforts related to such Opportunity shall be of an incidental nature and shall not interfere with Employee's Services

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         to the Company other than in a de minimis manner; (iii) the Opportunity may not be offered to a third party on terms more favorable to such third party than the terms proposed to the Company at the time that the Company's Board elected not to proceed.

8.       Place of Services

         The Services provided by Employee hereunder will be performed primarily through the Company's offices in Irvine, California, except as otherwise mutually agreed by Employee and the Company. It is understood and expected that Employee may make contacts with persons and entities and perform services in other locations as deemed appropriate and directed by the Company.

9.       Status

         Employee will act as an employee in the performance of duties under this Agreement. Accordingly, the Company will be responsible for payment of all federal, state, and local taxes on compensation paid under this Agreement, including income and social security taxes, unemployment insurance, and any other taxes as may be required.

10.      Termination

         (A) Termination for Disability. If, during the Employment Period, Employee shall be unable to provide the Services for three (3) consecutive months because of illness, accident, or other incapacity, the Company shall have the right to terminate this Agreement upon written notice to Employee within ten (10) days after the end of any such three (3) month period. Termination under this Paragraph shall be effective upon receipt by Employee of the written notice.

         (B) Death. In the event of Employee's death, this Agreement and all rights and obligations hereunder shall immediately be terminated.

         (C) Termination for Cause. The Company may, at its option, terminate this Agreement by giving written notice of termination to Employee without prejudice to any other remedy to which the Company may be entitled either at law, in equity, or under this Agreement, if Employee:

                  (i)  Willfully breaches or neglects the duties that Employee
                       is  required  to  perform   under  the  terms  of  this
                       Agreement;

                 (ii) Fails to promptly comply with and carry out all directives of the Company's Board of Directors; or

                (iii) Is convicted of committing any dishonest or unlawful act.


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          (D)  Termination  Other Than For Cause. This Agreement shall terminate immediately on the occurrence of any one of the following events:

               (i) The occurrence of circumstances, in the judgment of the Company's Board of Directors, that make it impracticable for the Company to continue its present line(s) of business;

               (ii) The  decision of and upon notice by Employee to  voluntarily terminate this Agreement;

               (iii) The loss by Employee of legal capacity;

               (iv) If the Company institutes,  or has instituted against it any bankruptcy proceeding for reorganization for rearrangement of the party's financial affairs;

               (v) If the Company has a receiver of its assets or property appointed because of insolvency;

               (vi) If the Company makes a general assignment for the benefit of creditors; or

               (vii)If the  Company  otherwise  becomes  insolvent  or unable to timely satisfy all obligations in the ordinary course of business.

          (E) Effect of Termination on Compensation. In the event of the Termination Other Than For Cause prior to the completion of the Employment Period, Employee shall be entitled to a lump sum payment equal to the balance of all compensation due to Employee, including but not limited to salary and benefits under this Agreement, and to the rights to exercise any remaining, previously unexercised Options. Notwithstanding anything contained herein to the contrary, Employee's right to exercise any exercised Options shall continue for two (2) years following the date of termination.

13.      Representations and Warranties of the Company

         The Company represents and warrants to Employee that:

          (A) Corporate Existence. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Utah, with corporate power to own property and carry on its business as it is now being conducted.

          (B) Financial Information. The Company has or will cause to be delivered concurrently with the execution of this Agreement, copies of the Disclosure Documents (as defined in Paragraph 14(D)(1)) which accurately set forth the financial condition of the Company as of the respective dates of such documents.

          (C) Capitalization. The capitalization of Company is, as of the date hereof, comprised of Thirty Million (30,000,000) shares of authorized $.01 par value common stock of which no more than Twenty Eight Million (28,000,000) shares are issued and outstanding, with

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               Two  Hundred  Fifty  Thousand   (250,000)   shares  of  Series  B
               Convertible Preferred Stock issued and outstanding and Eighteen Million (18,000,000) Warrants and Options to purchase common stock which, upon exercise will result in at least Eighteen Million (18,000,000) additional shares of common stock being issued. All issued and outstanding shares are legally issued, fully paid, and nonassessable, and are not issued in violation of the preemptive or other right of any person.

          (D) No Conflict. This Agreement has been duly executed by the Company and the execution and performance of this Agreement will not violate, or result in a breach of, or constitute a default in any agreement, instrument, judgment, decree or order to which the Company is a party or to which the Company is subject, nor will such execution and performance constitute a violation or conflict of any fiduciary duty to which the Company is subject.

          (E) Full Disclosure. The information concerning the Company provided to Employee pursuant to this Agreement is, to the best of the Company's knowledge and belief, complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.

          (F) Date of Representations and Warranties. Each of the representations and warranties of the Company set forth in this Agreement is true and correct at and as of the date of execution of this Agreement.

14.      Representations and Warranties of Employee

         Employee represents and warrants to the Company that he understands and acknowledges that any Option Shares issued prior to registration will be so issued in reliance on the exemptions from registration provided by Section 4(2) of the Act Regulation D, and applicable state securities laws. Representations and warranties by Employee in this paragraph will be used and relied upon by the Company to determine whether any issuance of Option Shares may be made to Employee pursuant to Section 4(2) of the Act and Regulation D and applicable state securities laws, and Employee will notify the Company immediately of any material changes to the representations made herein. In this regard, Employee represents and warrants that:

          (A) Disclosure Documents. Employee has been furnished with a copy of the Company's most -------------------- recent Annual Report on Form 10-K and all reports or documents required to be filed under Sections 13(a), 14(a), and 15(d) of the Securities and Exchange Act of 1934, as amended, including but not limited to quarterly reports on Form 10-Q, current reports on Form 8-K, and proxy statements (the "Disclosure Documents"). In addition, Employee has been furnished with a description of the Company's capital structure and any material changes in the Company's financial condition that may not have been disclosed in the Disclosure Documents.

          (B) Employee Suitability. By reason of Employee's knowledge and experience in financial and business matters in general, and investments in particular, Employee is capable of evaluating the merits and risks of this transaction and in bearing the economic risks of an

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          investment in the Option Shares and fully  understand the  speculative nature of such securities and the possibility of such loss. Further, Employee represents to the Company:

          (1) Employee is fully aware that any Option Shares issued to Employee prior to registration will be "Restricted Securities" as defined by Rule 144 of the Act and that any resale of such securities by Employee may be governed by Rule 144. Employee is further aware of the specific restrictions on resale of such securities contained in Rule 144.

          (2) Employee will not sell, transfer or otherwise dispose of any Option Shares issued or reserved for issuance hereunder prior to registration except in compliance with the Act.

          (3) Any and all certificates representing the Option Shares issued prior to registration of such shares, and any and all securities issued in replacement thereof or in exchange therefore, shall bear the following legend:

               "The shares represented by this certificate have not been registered under the Securities Act of 1933 (the "Act") and are "restricted securities" as that term is defined in Rule 144 under the Act. The shares may not be offered for sale, sold, or otherwise transferred except pursuant to an effective Registration Statement under the Act or pursuant to an exemption from registration under the Act, the availability of which is to be established to the satisfaction of the Company."

15.      Indemnification

         the Company and Employee agree to indemnify, defend and hold each other harmless from and against all demands, claims, actions, losses, damages, liabilities, costs and expenses, including without limitation, interest, penalties and attorneys' fees and expenses asserted against or imposed or incurred by either party by reason of or resulting from a breach of any representation, warranty, covenant, condition, or agreement of the other party to this Agreement.

         the Company further agrees to indemnify defend and hold Employee harmless from and against all demands, claims, actions, losses, damages, liabilities, costs and expenses, including without limitation, interest, penalties and attorneys' fees and expenses asserted against or imposed or incurred by Employee arising from Employee's fulfillment of his duties as an officer and director to the maximum extent permitted by the Utah Corporation Code.

         In addition to the foregoing indemnity, the Company agrees to indemnify and hold harmless Employee, and each other person controlling Employee or any of its affiliates (collectively, the "Indemnified Parties" and each an "Indemnified Party"), within the meaning of either Section 15 of the Act, or Section 20 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") from and against any losses, claims, damages and liabilities (or actions in respect thereof), joint or several, which are related to or arise out of or are based upon any untrue or alleged untrue statement of material fact or any omission or alleged omission of material fact required to be stated or necessary to make other statements, in light of the circumstances in which they are made, not

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         misleading contained in any document, report or material provided to an
         relied  upon  by  Employee  to  prepare  any  registration   statement,
         prospectus,   prospectus   supplement  license   application  or  other
         materials or reports filed by the Company with any regulatory agency.

16.      Inside Information - Securities Laws Violations

         In the course of the performance of his duties, Employee may become aware of information which may be considered "inside information" within the meaning of the Federal Securities Laws, Rules and Regulations. Employee acknowledges that his use of such information to purchase or sell securities of the Company, or its affiliates, or to transmit such information to any other party with a view to buy, sell or otherwise deal in the securities of the Company or its affiliates is prohibited by law and would constitute a breach of this Agreement and notwithstanding the provisions of this Agreement will result in the immediate termination of the Agreement.

17.      Miscellaneous

          (A) Subsequent Events. Employee and the Company each agree to notify the other party if, subsequent to the date of this Agreement, either party incurs obligations which could
                    compromise   their  efforts  and   obligations   under  this
                    Agreement.

          (B) Amendment. This Agreement may be amended or modified at any time and in any manner only by an instrument in writing executed by the parties hereto.

          (C) Further Actions and Assurances. At any time and from time to time, each party agrees, at its or their expense, to take actions and to execute and deliver documents a may be reasonably necessary to effectuate the purposes of this Agreement.

          (D) Waiver. Any failure of any party to this Agreement to comply with any of its obligations, agreements, or conditions hereunder may be waived in writing by the party to whom such compliance is owed. The failure of any party to this Agreement to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision or a waiver of the right of such party thereafter to enforce each and every such provision. No waiver of any breach of or non-compliance with this Agreement shall be held to be a waiver of any other or subsequent breach or non-compliance.

          (E) Assignment. Neither the Company nor employee shall assign their rights or obligations under the Agreement without the prior written consent of the other. However, the Options granted to Employee shall be assignable by Employee without the consent of or notice to the Company.

          (F) Notices. Any notice or other communication required or permitted by this Agreement must be in writing and shall be deemed to be properly given when delivered in person to an officer of the other party, when deposited in the United States mails for transmittal by certified or registered mail, postage prepaid, or when deposited with a public telegraph company for transmittal, or when sent by facsimile transmission charges prepared, provided that the communication is addressed:


                                                          [FLJ\AGR:HARTEMPL.AGR]
                                        9

                  (1)      In the case of the Company:

                           Hart Industries Inc.
                           1 Park Plaza, Suite 600
                           Irvine, California  92714
                           Telephone:       (714) 833-5380
                           Telefax:         (714) 833-7854

                  (2)      In the case of Employee:

                           Fred G. Luke
                           2 Park Plaza, Suite 470
                           Irvine, California  92714
                           Telephone:       (714) 833-2094
                           Telefax:         (714) 833-7854

          or to such other person or address designated by the Company or Employee to receive notice.

          (G) Headings. The section and subsection headings in this agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

          (H) Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          (I) Governing Law. This Agreement was negotiated and is being contracted for in the State of California, and shall be governed by the laws of the State of California, notwithstanding any conflict-of-law provision to the contrary.

          (J)       Binding  Effect.  This  Agreement  shall be binding upon the parties hereto and inure to the benefit of the parties, their respective heirs, administrators, executors, successors, and assigns.

          (K) Entire Agreement. This Agreement contains the entire agreement between the parties hereto and supersedes any and all prior agreements, arrangements, or understandings between the parties relating to the subject matter of this Agreement. No oral understan dings, statements, promises, or inducements contrary to the terms of this Agreement exist. No representations, warranties, covenants, or conditions, express or implied, other than as set forth herein, have been made by any party.

          (L) Severability. If any part of this Agreement is deemed to be unenforceable the balance of the Agreement shall remain in full force and effect.


                                                          [FLJ\AGR:HARTEMPL.AGR]
                                       10

          (M) Facsimile Counterparts. A facsimile, telecopy, or other reproduction of this Agreement may be executed by one or more parties hereto and such executed copy may be delivered by facsimile of similar instantaneous electronic transmission device pursuant to which the signature of or on behalf of such party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party hereto, all parties agree to execute an original of this Agreement as well as any facsimile, telecopy or other reproduction hereof.

          (N) Termination of Any Prior Agreements. Effective the date hereof, all prior rights of Employee relating to the accrual or payment of any form of compensation or other benefits from the Company based upon any agreements other than this Agreement, whether written or oral, entered into prior to the date hereof, are hereby terminated.

          (O) Consolidation or Merger. Subject to the provisions hereof, in the event of a sale of the Company or consolidatiion or merger of the Company with or into another corporation or entity, or stock, or the sale of substantially all of the stock, of the Company, or consolidation or merger of the Company with or into another corporation or entity, or the sale of substantially all of the operating assets of the Company to another corporation, entity or individual, the Company may assign its rights and obligations under this
                    Agreement to its successor-in-interest and such successor-in-interest shall be deemed to have acquired all rights and assumed all obligations of the Company hereunder; provided, however, that in no event shall the duties and services of Employee provided for in Paragraph 2 hereof, or the responsibilities, authority or powers commensurate therewith, change in any material respect as a result of such sale of stock, consolidation, merger or sale of assets.

          (P) Time is of the Essence. Time is of the essence of this Agreement and of each and every provision hereof.

                  IN WITNESS WHEREOF, the parties have executed this Agreement effective the date first written above.

                                   "Employee"



                                    /s/ Fred G. Luke
                                    --------------------------------------------
                                        Fred G. Luke

                                    "Company"
                                    HART INDUSTRIES INC.
                                    a Utah corporation



                                    By:--------------------------------------
                                        Name:
                                        Title:

                                                          [FLJ\AGR:HARTEMPL.AGR]
                                       11